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                                                                 Exhibit (b)(1)

                           HEALTHCARE PROPERTY APPRAISERS
                                  OF AMERICA, INC.

                                Post Office Box 2227
                       Hwy. 64 E., Laurel Terrace, 2nd Floor
                           Cashiers, North Carolina 28717
                                Phone: 704-743-5204
                                 Fax: 704-743-1730


April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
4160 Dallas Parkway
Dallas, TX 75240

Re:  The Cane Creek Rehabilitation Center
     Martin, Tennessee

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Cane Creek Rehabilitation Center for the purpose of estimating the Market Value of its fee simple estate. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Maximum Market Value, as of March 25, 1997 in its present physical condition of:

MARKET VALUE:  $2,000,000

This value estimate included only real property. Any business value or furniture, fixtures and equipment were assumed to belong to someone other than, the property owner and not valued in this analysis.

The above value includes some value for the shell of the building, assuming a buyer can be found who can use and will pay something for the building improvements. We rate the probability of the subject's attracting such a buyer as VERY GOOD. If such a buyer cannot be found, then the subject's Minimum Market Value is essentially its land value. We estimate the Land Value to be:

LAND VALUE     $450,000

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The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or MANAGEMENT contract if they so desired.

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,




J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser, #A218
President

JMB:ela


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                          SUMMARY OF IMPORTANT CONCLUSIONS
                    SELF-CONTAINED REPORT OF A COMPLETE APPRAISAL

Subject Property:                            The Cane Creek
                                             Rehabilitation Center

Property Location:                           1800 Mt. Pelia Road
                                             Martin, Tennessee

Effective Date:                              March 24, 1997

Report Date:                                 April 10, 1997

Purpose of Appraisal:                        Market Value

Area of Site:                                11.90 acres (approx.)

Highest and Best Use:                        For Medical Office Use

Improvements:

   Number of Beds:                           36 Beds

   Building Size:                            36,500 sf (approx.)

   Building Date:                            1985

Indicated Values:

   Cost Approach:                            $2,000,000

   Income Capitalization Approach:           $2,010,000

   Sales Comparison Approach:                $1,900,000 to $2,100,000


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MAXIMUM MARKET VALUE

(Assumes Some Building Value)

   Land                                 $  450,000

   Building Improvements                $1,550,000
                                        ----------
   Total Real Estate                    $2,000,000

MINIMUM MARKET VALUE:

(Assumes No Building Value)

   Land                                 $  450,000

   Building I                                    0
                                        ----------

   Total Real Estate                    $  450,000


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